PURCHASE AND SALE AGREEMENT

BETWEEN

WYOMING MINERAL EXPLORATION, LLC

AS SELLER

AND

RANCHER ENERGY CORP.

AS BUYER

Article VI Representations and Warranties of Buyer		20

Section 6.01	Buyer’s Existence	20
Section 6.02	Legal Power	20
Section 6.03	Execution	20
Section 6.04	Brokers	20
Section 6.05	Bankruptcy	21
Section 6.06	Suits	21
Section 6.07	Qualifications	21
Section 6.08	Investment	21
Section 6.09	Funds	21
Section 6.10	Information	22

Article VII Seller’s Conditions to Close		21

Section 7.01	Representations	22
Section 7.02	Performance	22
Section 7.03	Pending Matters	22
Section 7.04	Purchase Price	22
Section 7.05	Execution and Delivery of the Closing Documents	22
Section 7.06	Consents and Preferential Rights to Purchase	22

Article VIII Buyer’s Conditions to Close		22

Section 8.01	Availability & Cost of Injected Water	22
Section 8.02	Hydrocarbon Leases	23
Section 8.03	Representations	22
Section 8.04	Performance	23
Section 8.05	Pending Matters	23
Section 8.06	Execution and Delivery of the Closing Documents	23
Section 8.07	Consents and Preferential Rights to Purchase	23

Article IX Tax Matters		23

Section 9.01	Transfer Taxes	23
Section 9.02	Ad Valorem and Similar Taxes	23

Article X The Closing		23

Section 10.01	Time and Place of the Closing	23
Section 10.02	Adjustments to Purchase Price at the Closing.	24
Section 10.03	Closing Statement	24
Section 10.04	Actions of Seller at the Closing.	24
Section 10.05	Actions of Buyer at the Closing.	25

Article XI Termination		25

Section 11.01	Right of Termination	25
Section 11.02	Effect of Termination	26
Section 11.03	Termination Damages.	26
Section 11.04	Attorneys’ Fees, Etc	27

EXHIBITS AND SCHEDULES

Exhibit A - Subject Interests (Listing of Leases)
Exhibit B - Wells and Interests
Exhibit C - Allocated Values
Exhibit D - Assignment and Bill of Sale

Schedule 1.03 - Non-Transferable Geological and Geophysical Data
Schedule 3.07 - Values Allocated to Assets
Schedule 5.02(b) - Preferential Purchase Rights & Consents
Schedule 5.06 - Pending or Threatened Litigation
Schedule 13.04(c) - Insurance Policies

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 10th day of August 2006, by and between Wyoming Mineral Exploration, LLC, a Wyoming limited liability company (the “Seller”), and Rancher Energy Corp., a Nevada corporation (the “Buyer”). Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

Article I
Assets

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 1.02 Assets. Subject to Section 1.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to:

(a)
the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A (the “Leases”) and any overriding royalty interests in and to the lands covered by the Leases, assignments and other documents of title described or referred to in Exhibit A, all as more specifically described in Exhibit A (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)
all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon (as defined in Subsection (d) of this Section 1.02) production after the Effective Time (as defined in Section 2.04) attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)
to the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;

(d)
to the extent assignable or transferable, all personal property, equipment, fixtures, inventory and improvements located on or used in connection with the Subject Interests and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e)
to the extent assignable or transferable, all contracts, agreements and other arrangements that directly relate to the Subject Interests, the Leases or the Easements, including, without limitation, production sales contracts, farmout agreements, operating agreements, service agreements and similar arrangements (collectively, the“Contracts”);

(f)
to the extent assignable or transferable, all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”); and

(g)
all geological and geophysical data relating to the Subject Interests, other than such data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party as disclosed on Exhibit A. For purposes of this Agreement, “Third Party” means any person or entity, governmental or otherwise, other than Seller or Buyer, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies.

Section 1.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”): (a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Wyoming Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Closing Date; (b) all claims of Seller for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Closing Date, (ii) income or franchise taxes, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Closing Date, including refunds of amounts paid under any gas gathering or transportation agreement; (c) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Closing Date, or (ii) any other Excluded Assets; (d) all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (e) all of Seller’s rights and interests in geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party as disclosed on Exhibit A; (f) all documents and instruments of Seller that may be protected by an attorney-client privilege; (g) data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Seller; (h) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Closing Date or to any of the other Excluded Assets; (i) all corporate, partnership, income tax records of Seller; (j) in addition to the foregoing, those items, such as vehicles and certain equipment, supplies and office equipment, or any other items described on Schedule 1.03.

Article II
Purchase Price

Section 2.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of $25,000,000 (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement. The adjusted Purchase Price shall be paid to Seller (or its designee) at Closing (as defined in Section 10.01) by means of a completed federal funds transfer to an account designated in writing by Seller.

Section 2.02 Deposit. On or before August 16, 2006, Buyer shall deliver to Seller a performance guarantee deposit in the amount of ten percent (10%) of the Purchase Price (the “Deposit”). The Deposit shall be paid by Buyer to Seller by means of a completed federal funds transfer to an interest bearing account of Seller, Account No. 836 898 478, at First Interstate Bank, Casper, ABA Routing Number 092 901 683. The Deposit shall bear interest from the date the Deposit is received by Seller’s Bank until the Closing Date (as defined in Section 10.01), or such other date as otherwise provided in this Agreement.

Section 2.03 Allocated Values. The Purchase Price is allocated among the Assets as set forth in Exhibit C attached hereto (the “Allocated Values”). Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article III and Article IV.

Section 2.04 Effective Time. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and shall be deemed effective as of 7:00 a.m. local time where the Assets are located on November 30, 2006 (the “Effective Time”).

Article III
Title Matters

Section 3.01 Title Examination Period. Following the date this Agreement is executed and delivered by Seller and Buyer (the “Execution Date”) until October 30, 2006 at 5:00 p.m Mountain Time (the “Title Examination Period”), Seller shall permit Buyer and/or its representatives to examine, at all reasonable times and upon reasonable notice, in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data. “Business Days” means all calendar days excluding Saturdays, Sundays and U.S. legal holidays.

Section 3.02 Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset that, subject to and except for the Permitted Encumbrances (as defined in Subsection (c) of this Section 3.02):

(a)
entitles Seller to receive not less than the percentage set forth in Exhibit A as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each leasehold property as set forth in Exhibit A; and

(b)	is free and clear of all liens and encumbrances in title.

(c)	The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)	the Leases, and Contracts;

(ii)
any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business (1) that Seller has agreed to assume or pay pursuant to the terms hereof, or (2) for which Seller is responsible for paying or releasing at the Closing;

(iii)
any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which any Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iv)
the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller its interest in the Assets;

(v)
any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority (as defined in Section 4.02(b));

(vi)
any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not materially interfere with the oil and gas operations to be conducted on the Assets;

(vii)
all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or filed, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit A, decrease the Working Interests of Seller below those set forth in Exhibit A, or increase the Working Interests of Seller above those set forth in Exhibit A without a corresponding increase in the Net Revenue Interests;

(viii)
preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)
required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(x)
all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(xi)
production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit A, decrease the Working Interests of Seller below those set forth in Exhibit A, or increase the Working Interests of Seller above those set forth in Exhibit A without a corresponding increase in the Net Revenue Interest;

(xii)	rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(xiii)
all defects and irregularities affecting the Assets which individually or in the aggregate (A) do not operate to (1) reduce the Net Revenue Interest of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, (3) decrease the Working Interests of Seller below those set forth in Exhibit A, or (4) otherwise interfere materially with the operation, value or use of the Assets, or (5) that would not be considered material when applying general industry standards; or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller’s Net Revenue Interest.

Section 3.03 Title Defect. The term “Title Defect,” as used in this Agreement, shall mean: (a) any encumbrance, encroachment, or defect in or objection to Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to such Asset; or (b) any default by Seller under a lease, farmout agreement or other contract or agreement that would (i) have a material adverse affect on the operation, value or use of such Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) result in cancellation of Seller’s interest therein. The term “Title Defect,” as used in this Agreement, shall not include: (a) Defects based solely on Buyer’s assertion that Seller’s files lack information, but information not within Seller’s files may, as provided herein, be relied upon by Buyer to evaluate and constitute the basis for an alleged Title Defect; (b) Defects in the early chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides a reasonable basis for the assertion that such failure or omission has resulted in a third party’s actual and superior claim of title to the affected Asset; (c) Defects arising out of lack of survey; (d) Defects arising out of lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that the action was not authorized and that such lack of authorization results in a third party’s actual and superior claim of title to the affected Asset; (e) Defects that are defensible by possession under applicable statutes of limitations for adverse possession or for prescription; (f) title requirements customarily considered as advisory or which are customarily waived as a matter of prudent business judgment.

Section 3.04 Notice of Title Defects.

(a)
If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller as promptly as possible, but no later than the expiration of the Title Examination Period of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Seller prior to the expiration of the Title Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Defect. Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances and Assumed Obligations hereunder.

(b)
Upon the receipt of such effective notice from Buyer, Seller and Buyer shall attempt to mutually agree on a resolution including, but not limited to (i) attempt to cure such Title Defect at any time prior to the Closing, (ii) exclude the affected Asset from the sale and reduce the Purchase Price by the mutually agreed allocated value of such affected Asset, or (iii) not take any action with respect to the alleged Title Defect and Seller shall indemnify Buyer pursuant to Section 14.04 against all costs which Buyer may incur in connection with same. As soon as possible after providing notice of any Title Defect, Buyer agrees to provide to Seller copies of all data, title opinions and other documents and information in Buyer’s possession or control that are not privileged and that bear upon or relate to the alleged Title Defect and Buyer’s determination of the Title Defect Value, and include the value of such Title Defect as reasonably determined by Buyer in good faith.

(c)	The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)	If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)
If the Title Defect asserted is that the Net Revenue Interest attributable to any Subject Interest or the Working Interest is less than that stated in Exhibit A or the Working Interest attributable to any well or unit is greater than that stated in Exhibit A, then the Title Defect Value shall be the absolute value of the number determined by the following formula:

Title Defect Value = A x (1-[B/C])

A = Allocated Value for the affected Asset

B = Correct Net Revenue Interest for the affected Asset

C = Net Revenue Interest for the affected Asset as set forth on Exhibit A

(iii)
If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

(iv)
If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)	The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units or other Assets affected thereby.

(vii)	Such other factors as are reasonably necessary to make a proper evaluation.

Section 3.05 Remedies for Title Defects.

(a)
With respect to each Title Defect that is not cured on or before the Closing, except as otherwise provided in this Section 3.05, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller.

(b)	If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 3.08 shall apply.

(c)
If on or before Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 16.03. If the validity of any asserted Title Defect, or the Title Defect Value attributable thereto, is not determined before Closing, the Purchase Price paid at Closing shall not be reduced by virtue of such disputed Title Defect or Title Defect Value, and upon the final resolution of such dispute the Title Defect Value, if any, found to be attributable to such Title Defect shall, subject to this Section, be promptly refunded by Seller to Buyer.

(d)
Notwithstanding anything to the contrary in this Agreement, (i) if the value of a given individual Title Defect (or individual Title Benefit (as defined in Section 3.08(a))) does not exceed $25,000, then no adjustment to the Purchase Price shall be made for such Title Defect (or Title Benefit), (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (exceeding $25,000) does not exceed two per cent (2%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (exceeding $25,000) does exceed two per cent (2%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Section 3.06 Special Warranty of Title. Seller hereby agrees to warrant and defend title to the Assets solely unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise; subject, however, to the Permitted Encumbrances and the other matters set forth herein. In no event shall the foregoing warranty extend to or be enforceable by any party other than Buyer, specifically excluding Buyer’s successors and assigns in all or part of the Assets.

Section 3.07 Consents to Assignment. Seller shall use all reasonable efforts to obtain all necessary consents from third parties, if any, to assign the Assets prior to Closing (other than governmental approvals that are customarily obtained after Closing) and Buyer shall assist Seller with such efforts. To the extent such consents are not obtained prior to Closing and would render the assignment of some or all of the Assets void or voidable or give rise to a claim for damages as a result of the failure to obtain such consent, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby. In all other cases, such unobtained consents shall not constitute Title Defects.

Section 3.08 Remedies for Title Benefits.

(a)
If either Party discovers any Title Benefit during the Title Examination Period affecting the Assets, it shall promptly notify the other Party in writing thereof on or before the expiration of the Title Examination Period. Subject to Section 3.05, Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 10.02(a)(i) with respect to all Title Benefits, in an amount mutually agreed upon by the Parties. For purposes of this Agreement, the term “Title Benefit” shall mean Seller’s interest in any Subject Interest that is greater than or in addition to that set forth in Exhibit A (including, without limitation, a Net Revenue Interest that is greater than that set forth in Exhibit A) or Seller’s Working Interest in any Subject Interest that is less than the Working Interest set forth in Exhibit A (without a corresponding decrease in the Net Revenue Interest). Any matters that may otherwise constitute Title Benefits, but of which Buyer has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes. The Title Benefit Value shall be the absolute value of the number determined by the following formula:

Title Benefit Value = A x (B/C)

A = Allocated Value for the affected Asset

B = Correct Net Revenue Interest for the affected Asset

C = Net Revenue Interest for the affected Asset as set forth on Exhibit A

(b)
If with respect to a Title Benefit the Parties are not deemed to have agreed on the amount of the upward Purchase Price adjustment or have not otherwise agreed on such amount prior to the Closing Date, Seller or Buyer shall have the right to elect to have such Purchase Price adjustment determined by an Independent Expert pursuant to Section 16.03. If the amount of such adjustment is not determined pursuant to this Agreement by the Closing, the undisputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Buyer at the Closing and, subject to Section 3.05, upon determination of the amount of such adjustment, any unpaid portion thereof shall be paid by Buyer to Seller.

Article IV
Environmental Matters
Section 4.01 Environmental Review.

(a)
Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets following the Execution Date until September 15, 2006 at 5:00 p.m. Mountain Time (the “Environmental Examination Period”) (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. Buyer shall (and shall cause Buyer’s Environmental Consultant to): (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations. Buyer shall be solely responsible for obtaining any Third Party consents that are required in order to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Seller prior to requesting each such Third Party consent. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, upon the request of Seller, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character arising out of or relating to Buyer’s Environmental Review, but said indemnification shall exclude any claims of Seller for loss of market value of the Assets.

(b)
Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement and may not, directly or indirectly use the Environmental Information in any manner contrary to Seller’s interests. If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Buyer shall provide copies of the Environmental Information to Seller without charge.

Section 4.02 Environmental Definitions.

(a)
Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset, an individual environmental condition that constitutes a material violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located. Environmental Defect shall not be deemed to include an environmental condition disclosed in writing to Buyer prior to the execution of this Agreement.

(b)
Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)
Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment as may be interpreted by applicable court decisions or administrative orders.

(d)
Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

Section 4.03 Notice of Environmental Defects.

(a)
If Buyer discovers any Environmental Defect that materially affects the Assets, Buyer shall notify Seller prior to the expiration of the Environmental Examination Period of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Seller prior to the expiration of the Environmental Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including, without limitation, (A) the written conclusion of Buyer’s Environmental Consultants that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Assets that are materially affected by such Environmental Defect; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect if Seller elected Section 4.04(b) as the remedy therefor.

(b)
Upon the receipt of such effective notice from Buyer, Seller and Buyer shall attempt to mutually agree on a resolution including, but not limited to, (i) attempt to cure such Environmental Defect at any time prior to the Closing; (ii) exclude the affected Asset from the sale and reduce the Purchase Price by the allocated value of such affected Asset; or (iii) not take any remedial action with respect to the alleged Environmental Defect and Seller agrees to indemnify Buyer pursuant to Section 14.05 against all costs which Buyer may incur in connection with same.

(c)
Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 14.02).

Section 4.04 Remedies for Environmental Defects.

(a)
If any Environmental Defect described in a notice delivered in accordance with Section 4.03 is not cured on or before the Closing, then the Purchase Price shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed by the Parties.

(b)
If Buyer and Seller have not agreed as to the validity of any asserted Environmental Defect, or if the Parties have not agreed on the Environmental Defect Value therefor, then on or before five (5) Business Days prior to the Closing Date either Party shall have the right to elect to have validity of the asserted Environmental Defect, and/or the Environmental Defect Value for such Environmental Defect, determined by an Independent Expert pursuant to Section 16.03. If the validity of any such asserted Environmental Defect or the amount of any such Environmental Defect Value is not determined by the Closing, the Asset affected by such disputed Environmental Defect shall be excluded from the Closing and the Purchase Price paid at Closing shall be reduced by the value allocated to that Asset. Upon resolution of such dispute, the Environmental Defect Value, if any, found to be attributable to such Environmental Defect shall, subject to this Section 4.04, be paid by Seller to Buyer and the Asset conveyed to the Buyer, if that is part of the mutually agreed settlement. Notwithstanding the foregoing, either party shall have unilateral right to exclude an Asset from the sale if the Environmental Defect Value exceeds the Allocated Value of the Asset(s) affected thereby.

(c)
Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect does not exceed $25,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect; (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $25,000) does not exceed two per cent (2%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefore; and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $25,000) does exceed two per cent (2%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Article V
Representations and Warranties of Seller

Each respective Seller represents and warrants to Buyer that:

Section 5.01 Seller’s Existence. Wyoming Mineral Exploration, LLC is a limited liability company duly organized and validly existing under the laws of the State of Wyoming and is qualified to conduct business in the State of Wyoming. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Seller’s headquarters and principal offices are all located in the State of Wyoming.

Section 5.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Seller’s articles of organization, operating agreement or other governing documents;

(b)
except for any preferential purchase rights and consents to assignment disclosed on Schedule 5.02 to this Agreement, any material agreement or instrument to which Seller is a party or by which Seller is bound; or

(c)	any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

Section 5.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite partnership action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

Section 5.04 Brokers. Tristone Capital LP has acted for or on behalf of Seller or any affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller.

Section 5.06 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s knowledge, threatened against Seller or any affiliate of Seller or the Assets that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated herein or materially affect the title to or value of the Assets except as shown on Schedule 5.06.

Section 5.07 Royalties. To Seller’s knowledge, all rentals, royalties and other payments due under the Subject Interests described in Exhibit A have been paid in all material respects, except those amounts in suspense as described in Exhibit A.

Section 5.08 Taxes. To Seller’s knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable have been paid in all material respects.

Section 5.09 Contracts. To Seller’s knowledge, (a) all material Contracts are in full force and effect, and (b) Seller is not in default with respect to any of its material obligations thereunder.

Section 5.10 Liens. Except for Permitted Encumbrances, the Assets will be conveyed free and clear of all liens, mortgages and encumbrances.

Section 5.11 Information. At no cost to Seller (except for costs which are required to be otherwise borne by the Seller under this Agreement) and upon request of Buyer, Seller will provide Buyer reasonable assistance to Buyer in Buyer’s evaluation of production and title matters related to the Assets conveyed hereunder. At no cost to Seller and upon request of Buyer, Seller will reasonably cooperate with Buyer so that Buyer may gather information concerning the operations of the South Glenrock “B” Unit and the East Big Muddy Unit for the period of time Seller has been the operator, to the extent and for the purposes of Buyer meeting its SEC requirements. Notwithstanding anything to the contrary contained in this Section 5.11, Seller shall be under no obligation to provide information or documentation that is subject to any legal privilege, such as the attorney-client privilege or work-product doctrine.

Article VI
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 6.01 Buyer’s Existence. Rancher Energy Corp. is a corporation, duly organized and validly existing under the laws of the State of Nevada and is qualified to conduct business in the State of Wyoming. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer’s headquarters and principal offices are all located in the State of Colorado.

Section 6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Buyer’s charter, bylaws, or other governing documents;

(b)	any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)	any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

Section 6.04 Brokers. No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07 Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 6.08 Investment. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

Section 6.09 Funds. Buyer has arranged or will arrange to have available by the dates set forth herein sufficient funds to enable Buyer to pay in full the Deposit and Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Section 6.10 Information. At no cost to Buyer (except for costs which are required to be otherwise borne by the Buyer under this Agreement) and upon request of Seller, Buyer will provide Seller with copies of all data, title opinions and other documents and information in Buyer’s possession or control bearing upon or relating to (a) alleged Title Defects, (b) Environmental Defects, and (c) Buyer’s conditions set forth in Sections 8.01 and 8.02, provided said information is not subject to any legal privilege, such as the attorney-client privilege or work-product doctrine.

Article VII
Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.01 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 7.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04 Purchase Price. Buyer shall have delivered to Seller the Deposit and the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.

Section 7.05 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.05.

Section 7.06 Consents and Preferential Rights to Purchase. Subject to Section 3.07 and 3.08, all appropriate consents have been obtained and preferential rights to purchase have been either exercised by the preferential right holder or the time period for election to purchase has elapsed.

Article VIII
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Availability & Cost of Injected Water. Buyer shall have been satisfied that it will be able to obtain an adequate, predictable, and commercially reasonable supply of water for the Assets. If Buyer has not specifically notified Seller of the failure of the condition set forth in this Section 8.01 on or before September 30, 2006, the condition set forth in this Section 8.01 shall be deemed to have been satisfied and any objections waived by Buyer for all purposes.

Section 8.02 Hydrocarbon Leases. Buyer shall have been satisfied that the Leases that are to be part of the Assets cover at least a substantial part of the most likely hydrocarbon-producing horizons of the Assets. If Buyer has not specifically notified Seller of the failure of the condition set forth in this Section 8.02 on or before September 30, 2006, the condition set forth in this Section 8.02 shall be deemed satisfied and any objections waived by Buyer for all purposes.

Section 8.03 Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.04 Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.05 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.06 Execution and Delivery of the Closing Documents. Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.04.

Section 8.07 Consents and Preferential Rights to Purchase. Subject to Section 3.07 and 3.08, all appropriate consents have been obtained and preferential rights to purchase have been either exercised by the preferential right holder or the time period for election to purchase has elapsed.

Article IX
Tax Matters

Section 9.01 Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer. Notwithstanding the foregoing, if the State of Wyoming determines that State sales tax is due as a result of the transfer of equipment under this Agreement for the reason that said transfer is not part of a “bulk sale” as set forth under Wyo. Stat. 39-15-101(a)(vii)(M), then Seller shall bear liability for paying the same.

Section 9.02 Ad Valorem and Similar Taxes. Ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the assets shall be divided or prorated between Seller and Buyer as of the Closing Date.  Seller shall retain responsibility for such taxes attributable to the period of time prior to the Closing Date and Buyer shall assume responsibility for the period of time from and after the Closing Date.  For clarification purposes, the 2006 ad valorem tax bill that is based on 2005 revenue proceeds will be for the account of Seller.  The 2007 ad valorem tax bill that is based on 2006 revenue proceeds will be for the account of the Buyer, prorated to the Effective Date between the parties.

Article X
The Closing
Section 10.01  Time and Place of the Closing. If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing or as otherwise provided in this Agreement, and subject to any extensions pursuant to Sections 3.04, 4.03 or 10.02, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, whose address is set forth in Section 17.11 of this Agreement, Casper, Wyoming, or at such place designated by the parties, on November 30, 2006 (the “Closing Date”).

Section 10.02  Adjustments to Purchase Price at the Closing.

(a)	At the Closing, the Purchase Price shall be increased by the following amounts:

(i)	all upward Purchase Price adjustments for Title Benefits determined in accordance with Article III;

(ii)	any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller; and

(iii)	an estimate of any and all transfer, sales, gross receipts, compensating use or similar taxes, or assessments resulting from the transaction.

(b)	At the Closing, the Purchase Price shall be decreased by the following amounts:

(i)	the Allocated Value of any Subject Interest sold prior to the Closing to the holder of a preferential right pursuant to Section 3.07;

(ii)	all downward Purchase Price Adjustment for Title Defects and Environmental Defects determined in accordance with Article III and Article IV;

(iii)	any other amount provided for in this Agreement or agreed upon by Buyer and Seller; and

(iv)	the Deposit and any accrued interest on the Deposit.

(c)	The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03  Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Statement”). At the Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

Section 10.04  Actions of Seller at the Closing.

At the Closing, Seller shall:

(a)
execute, acknowledge and deliver to Buyer the Assignment (as defined in Exhibit D of this Agreement) and such other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer;

(b)
execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Closing Date as reasonably requested by Buyer prior to the Closing Date;

(c)	deliver to Buyer possession of the Assets;

(d)	execute and deliver to Buyer an affidavit attesting to its non-foreign status;

(e)	deliver to Buyer appropriate change of operator forms on those Assets operated by Seller; and

(f)	execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
Section 10.05  Actions of Buyer at the Closing.

At the Closing, Buyer shall:

(a)	deliver to Seller the Purchase Price (as adjusted pursuant to the provisions hereof and net of the Deposit) by wire transfer to an account designated in writing by Seller;

(b)	take possession of the Assets; and

(c)	execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article XI
Termination

Section 11.01  Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)	by mutual written consent of the Parties;

(b)	by Seller on the Closing Date if the conditions set forth in Article VII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c)
subject to the objection deadline stated in Section 8.01 and Section 8.02, by Buyer on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d)	by Seller if the Closing shall not have occurred on or before November 30, 2006, unless the parties have otherwise mutually agreed to extend the Closing Date;

(e)
by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f)
by either Party if (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits agreed by the Parties) plus (ii) the aggregate amount of the Environmental Defect Values agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to all Environmental Defects, exceeds fifteen percent (15%) percent of the Purchase Price;

(g)	by Seller if Buyer shall not have paid the Deposit amount on or before the due date as provided herein; or

(h)	as otherwise provided herein;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02  Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 11.03, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except as stated herein, and except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Section 11.03  Termination Damages.

(a)
If all conditions precedent to the obligations of Buyer set forth in Article VIII have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Buyer to perform any of its material obligations hereunder or the breach of any representation herein by Buyer, then in such event, Seller shall have the option to terminate this Agreement, in which case Seller shall retain (i) the Deposit and any accrued interest, (ii) intellectual property, data, reports of Buyer and Buyer’s agents and contractors related to the Big Muddy field, except to the extent said reports and data are not subject to the attorney-client or work-product privileges, and (iii) improvements, tools, equipment, and fixtures related to the Big Muddy field, all of (i) through (iii) to be deemed liquidated damages on account of Buyer’s failure to perform its obligations under this Agreement or Buyer’s breach of any representation under this Agreement, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform or breach. Buyer shall also be responsible for paying the costs and expenses stated in Section 13.01(b)(ii)-(vii). Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)
If this Agreement is terminated under paragraphs (c), (f), or (g) of Section 11.01 or by the mutual written agreement of Buyer and Seller, then Seller shall return the Deposit with accrued interest to Buyer in immediately available funds within three (3) Business Days after the event giving rise to such payment to Buyer. Buyer and Seller shall thereupon have the rights and obligations set forth elsewhere herein.

Section 11.04  Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XII
Post Closing Obligations

Section 12.01  Allocation of Expense and Revenues.

(a)
Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Seller so that (i) Seller will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Execution Date and any other revenues arising out of the ownership or operation of the Assets from and after the Execution Date, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Execution Date, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether Seller or an affiliate of Seller serves as operator prior to the Closing) through the Closing Date, and (ii) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved after the Closing Date and any other revenues arising out of the ownership or operation of the Assets after the Closing Date, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets after the Closing Date.

(b)
In addition to the foregoing, the Seller will be paid (i) the amount as of the Closing Date of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid costs relate to periods of time prior to the Closing Date, and (ii) the value of all merchantable Hydrocarbons produced prior to the Closing Date but in storage above the inlet connection or upstream of the applicable sales meter on the Closing Date. Notwithstanding the foregoing, to the extent that the ad valorem tax liabilities of the parties under this Agreement as set forth in Section 9.02 cannot be finally determined by the Closing Date, the parties each agree to reconcile the ad valorem liability and pay or reimburse (as may be necessary) the other party as soon as said liability can be determined.

(c)
In addition to the foregoing, the Buyer will be paid (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Closing Date, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller’s and Buyer’s ownership before and after the Closing Date), and (ii) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 14.02. Notwithstanding the foregoing, to the extent that the ad valorem tax liabilities of the parties under this Agreement as set forth in Section 9.02 cannot be finally determined by the Closing Date, the parties each agree to reconcile the ad valorem liability and pay or reimburse (as may be necessary) the other party as soon as said liability can be determined.

(d)	All amounts due under this Section 12.01 will be settled in accordance with final Accounting Statement under Section 12.03.

Section 12.02  Final Accounting Statement.

(a)
On or before sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period for time between the Effective Time and Closing (“Accounting Statement”). Buyer agrees that, if necessary, the sixty (60) day time period may be extended for an additional thirty (30) day period. The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the Accounting Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit. The Accounting Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

(b)
Within fifteen (15) Business Days after the Final Settlement Date, Seller shall pay to Buyer or Buyer shall pay to Seller in immediately available funds the net amount due. For purposes of this Agreement, the term “Final Statement” shall mean (i) the revised Statement becoming final pursuant to this Section, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution.

Section 12.03  Further Cooperation. Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within fifteen (15) Business Days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 17.03. After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII
Operation of the Assets

Section 13.01  Operations after Execution Date.

(a) Seller agrees, from and after the Execution Date until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to:

(i) operate the Properties in the usual, regular and ordinary manner consistent with past practice, except as stated in Section 13.01(b) or with Buyer’s prior written consent;

(ii) maintain the books of account and records relating to the Properties in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;

(iii) not enter into a material contract, or materially amend or change the terms of any such contract that would involve individual commitments of more than $25,000 without Buyer’s prior written consent;

(iv) not plug or abandon any well located on the Properties without Buyer’s prior written consent;

(v) not transfer, sell, mortgage, pledge or dispose of any portion of the Properties in excess of $25,000 other than the sale and/or disposal of hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Properties or for which replacement equipment has been obtainedwithout Buyer’s prior written consent;

(vi) preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Properties;

(vii) submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the Properties that involve individual commitments of more than $25,000;

(viii) work in good faith to implement Rancher’s field development program; and

(ix) obtain Buyer's written approval prior to voting under any operating, joint venture, partnership or similar agreement.

(b) In order to reimburse the Seller for administrative overhead expenses incurred in order to operate the properties in accordance with Section 13.01, and to provide for the undertaking of improvements and payment of costs and expenses for certain capital and operating expenses from the Execution Date to the Closing Date, Buyer agrees:

(i) subject to subparagraph (ii), to permit Seller to continue to extract and sell Hydrocarbons from the properties comprising the Leases and Subject Interests and retain any revenues generated thereby as Seller’s sole property;

(ii) to pay to, or reimburse within thirty (30) days, Seller such costs as are reasonably incurred by Seller from the Execution Date through Closing to develop and maintain the lands within the Big Muddy prospect, including but not limited to plugging, injection well work, work-overs and re-completions, purchase of equipment for H20 flooding, repairing pumping units and lines to increase production, unitization fees and costs, and the labor, materials and equipment supplied by Seller’s contractors associated therewith, except as hereinafter provided. Revenues directly generated from plugging, injection well work, work-overs and re-completions, purchase of equipment for H20 flooding, and repairing pumping units and lines to increase production will first be applied to pay for costs incurred as a result of said enumerated work, and second to pay for Buyer’s obligations under this Section. Notwithstanding the foregoing, Buyer shall not be liable for, and Seller shall pay, field operational expenses that are usual, customary and historical, including but not limited to, electrical and propane costs, legal and accounting fees, and contract pumping for operation of the Big Muddy field. Seller shall provide in a timely manner all information reasonably requested by Buyer to evaluate the costs incurred by Seller for which reimbursement is sought. After execution of this Agreement by Buyer, Seller will obtain Buyer’s consent prior to incurring any cost reasonably expected to exceed $25,000.00, and said consent shall not be unreasonably withheld.;

(iii) prior to the Closing Date, to contract for and commence to undertake a 3-D Seismic Survey of the Big Muddy field and corresponding interpretation;

(iv) prior to the Closing Date, to contract for and commence to undertake an engineering study of the Shannon reservoir at the Big Muddy field;

(v) subject to the Seller’s consent (which consent shall not be unreasonably conditioned, delayed or withheld) and subject to the recommendations of Buyer’s engineering firm, prior to the Closing Date, to contract for and commence to undertake the Shannon development program at the Big Muddy field, including drilling and/or reworking 5 wells and providing necessary infrastructure. Revenues directly generated from drilling and/or reworking the Shannon wells and providing the necessary infrastructure will first be applied to pay for costs incurred as a result of said enumerated work, and second to pay for Buyer’s obligations under this Section.;

(vi) prior to the Closing Date, to contract for and commence to undertake an engineering study of the Wall Creek reservoir at the Big Muddy field, including a proposed development program and estimate using a CO2 continuous flood program, plus operating costs and capital expenditures;

(vii) subsequent to receiving engineering, title, and environmental reports, to institute efforts to unitize the Shannon, Wall Creek, and Dakota formations within the Big Muddy field;

(viii) to provide in a timely manner all information reasonably requested by Seller to evaluate any proposed improvement or task required of Buyer under this Section; and

(ix) in the event Closing does not occur due to no fault of Seller, that Buyer shall forfeit all right, title and interest in and to the improvements and Buyer’s required undertakings related to the Big Muddy field, and Seller will be entitled to ownership and delivery of all documents, data and reports related to the Big Muddy field, whether generated by Buyer or third-parties on behalf of Buyer.

Section 13.02  Limitations on the Operational Obligations and Liabilities of Seller

(a)
From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, and further subject to the provisions of this Article XIII, Seller shall use its reasonable efforts to operate the Assets and use its reasonable efforts to cause any other operators to operate and administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article XIII.

(b)
Notwithstanding anything to the contrary in this Article XIII, Seller shall have no liability to Buyer for, and Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) provided that such payments relate to production months after the Closing Date. In no event shall Buyer’s remedy for any Seller’s breach of its obligations under this Article XIII exceed the Allocated Value of the Subject Interest affected by such breach.

Section 13.03  Operation of the Assets After the Closing. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of)

all Assets following the Closing. Seller shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer becomes the operator. Without implying any obligation on Seller’s part to continue operating any Assets after the Closing, if Seller elects to continue to operate any Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer. Seller, as a part of the Assumed Obligations, is hereby released and indemnified by Buyer from all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) with respect to (a) such continued operations by Seller, (b) Buyer’s assumption of operations from Seller, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator. Buyer shall conduct or cause to be conducted all operations on the Assets after Closing in a good and workmanlike manner and in compliance with all applicable laws, rules, regulations and agreements. Notwithstanding anything to the contrary contained herein, within five (5) Business Days after Closing, Seller will resign as operator of any wells within the Assets that Seller currently operates.

Section 13.04  Risk of Loss; Casualty Loss.

(a)
Subject to the provisions of clauses (b) and (c) of this Section, after the Execution Date Buyer shall assume all risk of loss with respect to, and any change in the condition of, the depreciation of personal property, and the depletion of Hydrocarbons even if caused by the watering-out of any well, the collapse of casing, or sand infiltration of wells.

(b)
Subject to the provisions of clauses (a), (b) and (c) of this Section, Seller shall assume all risk of loss with respect to, and any change in the condition of, casualty to tools, lines, tanks, and equipment prior to Closing. If after the date of this Agreement and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty, this Agreement shall remain in full force and effect notwithstanding any such damage or destruction, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such damage or destruction, subject to the following. If a claim is submitted to Seller’s insurer, and Seller shall retain sole discretion whether it submit any claim, then any proceeds from insurance shall be applied to the repair or replacement of the damaged or destroyed Asset(s) and the Purchase Price shall not be reduced. If no claim is submitted or if a claim is submitted and coverage is denied, the Purchase Price shall be reduced by an amount agreed upon in writing by Buyer and Seller. If on or before Closing the Parties have not agreed upon the value on a damaged or destroyed Asset for which no claim is submitted or for which there is no coverage, either Party shall have the right to elect to have the value determined by an Independent Expert pursuant to Section 16.03. If the value is not determined before Closing, the Purchase Price paid at Closing shall not be reduced by virtue of such disputed value, and upon the final resolution of such dispute the value, if any, shall, subject to this Section, be promptly refunded by Seller to Buyer. Notwithstanding anything to the contrary in this Agreement, (i) if the value of an individual Asset damaged or destroyed by fire or other casualty does not exceed $25,000, then no adjustment to the Purchase Price shall be made.

(c)
If after the date of this Agreement and prior to the Closing any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such taking without reduction of the Purchase Price, but subject to the following. In the event of any taking described in this subsection, at the Closing, Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the taking of such Assets (up to the Allocated Value thereof), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such taking (up to the Allocated Value thereof).

(d)
Other than policies that are listed on Schedule 13.04, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets.

Section 13.05  Operatorship. Within fifteen (15) Business Days after Closing, Seller will send out notifications of its resignation as operator for all wells Seller currently operates and is selling to Buyer pursuant to this Agreement. Except as specifically stated in this Section 13.05, Seller makes no representation and/or warranty to Buyer as to the transferability or assignability of operatorship of such wells. Buyer acknowledges that the rights and obligations associated with such wells are governed by applicable agreements and that operatorship will be determined by the terms of those agreements. As of the Closing Date, all wells Seller is operating will be assigned or transferred to the Buyer at Closing. There are, as of the Execution Date, no wells that are operated by Seller that cannot be transferred to Buyer at Closing.

Section 13.06  Transition Period. The parties may enter a Transition Services Agreement containing mutually agreeable terms under which, following Closing, Seller would continue the physical operations of the Subject Interests.

Article XIV
Obligations and Indemnification

Section 14.01  Retained Obligations. Provided that the Closing occurs, for a period of one (1) year from Closing, and not thereafter, Seller shall retain (a) all obligations and liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Subject Interests accruing prior to the Closing Date; (b) subject to Buyer’s obligations set forth in Section 13.01(b), all obligations of Seller under the Contracts for (i) overhead charges related to periods prior to the Closing Date, (ii) costs and expenses incurred Seller prior to the Closing Date for goods and services provided prior to the Closing Date, and (iii) other payment obligations of Seller that accrue and become due prior to the Closing Date; (c) all liability of Seller to third parties for personal injury or death to the extent occurring prior to the Closing Date as a result of the Seller’s operation of the Assets; (d) ad valorem, property, severance and similar taxes attributable to the period of time prior to the Closing Date retained by Seller under Section 9.02; and (e) except as disclosed in Schedule 5.06, all litigation existing as of the Closing Date, to the extent it relates to Seller’s activities and to the extent it relates to the period of time prior to the Closing Date (collectively, the “Retained Obligations”).

Section 14.02  Assumed Obligations. Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), whether attributable to periods before or after the Closing Date, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets, (b) suspense accounts, (c) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom, (d) the condition of the Subject Interests, regardless of whether such condition arose before or after the Closing Date, (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (f) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Closing Date, and (g) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 14.03  Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Seller, its partners, and their respective officers, directors, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (collectively, the “Losses”) as a result of, arising out of, or related to the Assumed Obligations.

Section 14.04 Seller’s Indemnification - Third Party Non-Environmental Claims. Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “Buyer Indemnitees”) from and against any and all Third Party non-environmental claims relating to Seller’s ownership or operation of the Assets prior to the Closing Date as a result of, arising out of, or related to the Retained Obligations. Provided, however, notwithstanding anything to the contrary contained herein, Seller’s indemnification obligation under this Section 14.04 shall only apply if (a) Buyer has provided Seller with written notice claiming indemnification within thirty (30) days prior to the expiration of Seller’s one (1) year indemnification period stated in Section 14.01, and (b) Buyer shall bear sole responsibility for the aggregate costs associated with all Third Party non-environmental claims relating to time periods prior to the Closing Date up to a deductible percentage of two percent (2%) of the Purchase Price. By the prior sentence, it is the intent that the Seller only be obligated to the extent of the excess of the claims above the deductible percentage of two percent (2%).

Section 14.05 Seller’s Indemnification - Third Party Environmental Claims. Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the Buyer Indemnitees) from and against any and all Third Party environmental claims relating to Seller’s ownership or operation of the Assets prior to the Closing Date as a result of, arising out of, or related to the Retained Obligations. Provided, however, not withstanding anything to the contrary contained herein, Seller’s indemnification obligation under this Section 14.05 shall only apply if (i) Buyer has provided Seller with written notice claiming indemnification within thirty (30) days prior to the expiration of Seller’s one (1) year indemnification period stated in Section 14.01, and (ii) Buyer shall bear sole responsibility for the aggregate costs associated with all Third Party environmental claims relating to time periods prior to the Closing Date up to a threshold percentage of two percent (2%) of the Purchase Price. By the prior sentence, it is the intent that the Seller only be obligated to the extent of the excess of the claims above the deductible percentage of two percent (2%).

Section 14.06 Notices and Defense of Indemnified Matters.

(a) Each Party shall promptly notify the other Party in writing of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. Upon receipt by a Seller Indemnitee or a Buyer Indemnitee (each, an “Indemnified Person”) of notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought here-under, such Indem-nified Person shall promptly notify Seller or Buyer, as the case may be, with respect thereto. In addition, an Indemni-fied Person shall immediately notify Seller or Buyer, as the case may be, after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person.

(b) Seller or Buyer, as the case may be, shall be entitled to assume the de-fense of any litigation or proceeding in respect of which indemni-ty may be sought hereunder, including the employ-ment of counsel reason-ably satisfactory to the other party and the payment of the fees and expenses of such counsel, in which event, except as provided below, Seller or Buyer shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such litigation or proceeding. In any such litiga-tion or proceed-ing the defense of which Seller or Buyer shall have so assumed, any Indemnified Person shall have the right to partici-pate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemni-fied Person unless (i) Seller or Buyer, as the case may be, and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such litigation or proceeding (including any implead-ed par-ties) include Seller or Buyer, as the case may be, and such Indemnified Person and representa-tion of both parties by the same counsel would, in the opinion of counsel to such Indemni-fied Person, be inappropri-ate due to actual or potential differing inter-ests between Seller or Buyer, as the case may be, and such Indemni-fied Person.

(c) Seller or Buyer, as the case may be, shall not be liable for any settle-ment of any litigation or proceeding ef-fected without its written consent, but if settled with such consent or if there be a final judgment for the claimant against the Indemnified Person, Seller or Buyer, as the case may be, agrees to indem-ni-fy the Indemni-fied Person from and against any loss or liabili-ty by reason of such settle-ment or judgment. Seller or Buyer, as the case may be, will not settle any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party to such claim, action or proceeding, without the Indemnified Person’s written consent, which shall not be unreasonably withheld, delayed, or conditioned. The provisions contained in this Section 14.06 shall remain opera-tive and in full force and effect regardless of the expiration or any termination of the Agreement.

Article XV
Limitations on Representations and Warranties

Section 15.01  Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS

WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02  Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Seller or any other person or entity.

Section 15.03  Survival. The representations, warranties, covenants and obligations of Buyer under this Agreement, except for the indemnification obligations set forth in Article XIV, shall indefinitely survive the Closing for a period of six (6) months from the Closing. The representations, warranties, covenants and obligations of Seller under this Agreement, except for the indemnification obligations set forth in Article XIV, shall survive the Closing for a period of six (6) months from the Closing.

Article XVI
Dispute Resolution

Section 16.01  General. Any and all claims, Disputes, controversies or other matters in question arising out of or relating to title issues, environmental issues, or calculation of the Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other disputes claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02  Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03 Dispute by Independent Expert.

(a)
Each Party shall have the right to submit Disputes regarding title issues, environmental issues, damaged Assets under Section 13.04(b), or calculation of the Statement or revisions thereto, to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as the sole arbitrator, subject to the following. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, Buyer and Seller shall each appoint an Independent Expert with experience and expertise in the area that is the subject of such Dispute and the two Independent Experts will select a third Independent Expert. Disputes to be resolved by Independent Expert(s) shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Wyoming Arbitration Act and the Rules of the American Arbitration Association to the extent such Rules do not conflict with such Wyoming Arbitration Act or the provisions of this Agreement The Independent Expert(s) shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert(s) shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(b)	The charges and expenses of the Independent Expert(s) shall be shared equally by Seller and Buyer.

(c)	Any arbitration hearing held pursuant to Section 16.03 shall be held in Casper, Wyoming.

Section 16.04 Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A WYOMING COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVII
Miscellaneous
Section 17.01  Names. As soon as reasonably possible after the Closing, but in no event later than 45 days after the Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of the Seller or any of its affiliates, or any variations thereof.

Section 17.02  Expenses. Except as specifically provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 17.03  Document Retention. As used in this Section 17.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.

Section 17.04  Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 17.05  Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.06  Publicity. Prior to Closing, neither Seller nor Buyer will issue any public announcement or press release concerning this transaction without the written consent of the other Party (except as required by law and in such case with prior written agreement between the Parties on the wording of the announcement or press release).

Section 17.07  Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 17.08  No Third Party Beneficiaries. Except as provided in Sections 14.04 and 14.05, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 17.09  Assignment. Neither Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 17.10  Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Wyoming, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The Parties agree to venue in Converse County, Wyoming.

Section 17.11 Notices.

(a) Method. All notices and other communications provided for or permitted under this Agreement shall be made in writing by (i) hand-delivery, (ii) first class mail, (iii) telecopier, or (iv) air courier guaranteeing rapid delivery (FedEx, DHL, TNT, etc.) to the addresses of Seller and Buyer set forth below.

Seller:	Wyoming Mineral Exploration, LLC 139 W. Second Street, Suite 3E Casper, WY 82601 Fax: 307-577-8799

Buyer:	Rancher Energy Corp. 1050-17th Street, Suite 1700 Denver, Colorado 80265 Fax: 720-904-5698

(b) Effectiveness. All such notices and communications shall be deemed to have been duly given (i) at the time delivered by hand, if personally delivered, (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed, (iii) when receipt acknowledged, if telecopied, and (iv) when receipt acknowledged, if sent by air courier guaranteeing rapid delivery (FedEx, DHL, TNT, etc.). Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 17.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.13 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.14 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER: WYOMING MINERAL EXPLORATION, LLC By:________________________________ Name:______________________________ Title:_______________________________

BUYER: RANCHER ENERGY CORP. By: /s/ John Works Name: John Works Title: President and CEO